Average Enrolled Student Body

	For the Three Months Ended September 30,
	2013	2012	% Change
The Art Institutes	61,210	66,870	(8.5)%
Argosy University	23,200	24,620	(5.8)%
Brown Mackie Colleges	15,950	17,410	(8.4)%
South University	17,360	19,810	(12.4)%
Total EDMC	117,720	128,710	(8.5)%

Average enrolled student body is the three month average of the unique students who met attendance requirements within each month of the quarter. The data above includes the number of students enrolled in fully online programs at The Art Institute of Pittsburgh, Argosy University and South University. The average enrolled student body in fully online programs was approximately 29,570 for the three months ended Sept. 30, 2013 as compared to 33,590 in the three months ended Sept. 30, 2012.